 Exhibit 2.4

CERTIFICATE OF OWNERSHIP

MERGING

FOG OWNERSHIP CORPORATION

INTO

FOWLER OIL & GAS CORPORATION
(Parent into subsidiary pursuant to Section 253 of the General Corporation Law of Delaware)

* * * * * * *

FOG Ownership Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That it was organized on the 21st day of December, 2007, pursuant to the General Corporation Law of the State of Delaware.

SECOND:  That it owns more than 90% of the outstanding shares of the capital stock of Fowler Oil & Gas Corporation, a corporation incorporated on the 25th day of January, 2005, pursuant to the General Corporation Law of the State of Delaware (“Fowler”).

THIRD:  That its Board of Directors by unanimous written consent adopted as of the 27th day of December, 2007, determined to merge the Corporation with and into Fowler, and did adopt the following resolutions:

RESOLVED, that the Corporation shall merge itself with and into Fowler Oil & Gas Corporation , with Fowler being the surviving corporation in the merger (the “Surviving Corporation”) and upon consummation of which Fowler shall assume all of the obligations of FOG Ownership Corporation; and be it

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

On the effective date of the merger, all of the outstanding shares of Fowler stock not owned by the Corporation shall automatically, without any action on the part of stockholders, be converted into the right to receive $0.15 per share, and all of the outstanding shares of stock of the Corporation shall be all of the issued and outstanding capital stock of the Surviving Corporation.  The separate existence of the Corporation shall cease (except to the extent continued by statute), and all of its property, rights, privileges, licenses, and franchises, of whatsoever nature and description, shall be transferred to, vest in, and devolve to Fowler.

FURTHER RESOLVED, that the merger shall become effective at 5:00 p.m., Eastern time, on December 31, 2007;

FOURTH:  That this merger has been approved by the sole stockholder of the Corporation, pursuant to unanimous consent dated as of December 27, 2007.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by an authorized officer as of the 28th day of December, 2007.

By:	/s/ Raj S. Nanvaan

Name:	Raj S. Nanvaan

Title:	Vice President

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